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                                                                     EXHIBIT 8.1

                   [Letterhead of PriceWaterhouseCoopers LLP]

                                  April 29, 1999

Hallwood Energy Corporation
Hallwood Energy Partners, L. P.
Hallwood Consolidated Resources Corporation
HEPGP Ltd.
4582 S. Ulster Street Parkway, Suite 1700
Denver, Colorado 80237

         RE:      PROPOSED MERGERS

Ladies and Gentlemen:

         Hallwood Energy Corporation, a Delaware corporation ("Company"), filed a Registration Statement on or about April 29, 1999 (the "Registration Statement") with the Securities Exchange Commission (the "Commission") on Form S-4 under the Securities Act of 1933) as amended (the "Securities Act"). Except as otherwise indicated, all terms used herein shall have the meaning assigned to them in the Registration Statement. The Company filed the Registration Statement in connection with the consolidation (as defined in the Registration Statement) pursuant to (i) the merger of HEC Acquisition Partnership with and into Hallwood Energy Partners and (ii) the merger of HCRC Acquisition Corp. with and into Hallwood Consolidated Resources Corporation (collectively the "Mergers").

         You have asked for the opinion (the "Opinion") of PricewaterhouseCoopers LLP (the "Firm") regarding the material federal income tax consequences of each of the Mergers. The Firm's opinion is based upon the facts set forth in the Registration Statement and certain additional facts and assumptions. You have certified the accuracy and completeness of these facts (or, in the case of the HEP and HCRC, certain portions thereof) in the certificates attached hereto as Exhibit A and Exhibit B (the "Certificates"). The Firm has relied upon the Certificates in rendering its opinion. Section I of this letter (the "Opinion Letter") contains the Opinion and Section 11 contains limitations on the Opinion.

                                   I. OPINION

         We have reviewed all authorities as of the date hereof relevant to the material federal income tax consequences of the Mergers to the Company, Hallwood Energy Partners, Hallwood Consolidated Resources Corporation, the Unitholders and the Stockholders. Based upon our analysis of those authorities and the facts and assumptions set forth in the Registration Statement and the Certificates, it is the Firm's opinion that the discussion in the Prospectus under the heading "Material Federal Income Tax Consequences" accurately sets forth the material United States federal income tax considerations of general application to the Unitholders and Stockholders associated with the Mergers.

                                 II. LIMITATIONS

         1. Except as otherwise indicated, the opinion set forth in Section I is based upon the, Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the IRS, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the Opinion. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that occur after the date of this Opinion Letter.

         2. The Opinion is not binding on the IRS or the courts and is dependent upon the accuracy and completeness of the facts set forth in the Registration Statement and the facts and assumptions set forth in the Certificates. The Firm has relied upon these facts and assumptions, and any inaccuracy or incompleteness in the Firm's understanding of those facts or assumptions could adversely affect the Opinion.




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Hallwood Energy Corporation
April 29, 1999
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         3. In connection with the Opinion, the Firm examined copies or originals, certified or otherwise identified, of such documents and records as it has deemed necessary or advisable for purposes of the Opinion, including:

            (a) The Registration Statement.

            (b) The Merger and Asset Contribution Agreement.

The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

         4. The Firm is expressing its opinion only as to the matters expressly set forth in Section I. No opinion should be inferred as to any other matters.

         5. This Opinion Letter is issued solely for the benefit of the Company, Hallwood Energy Partners, Hallwood Consolidated Resources Corporation, the Unitholders and the Stockholders. No other person or entity may rely hereon without the express written consent of the Firm.

         This opinion may be filed as an exhibit to the Registration Statement. Consent is also given the reference to the Firm under the caption "Experts" in the Prospectus as having rendered the opinion in the "Material Federal Income Tax Consequences" section of such Prospectus. The Firm does not admit by giving this consent that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,


PricewaterhouseCoopers LLP


/s/ PRICEWATERHOUSECOOPERS LLP
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